Exhibit 21.1

Subsidiaries of Barnes & Noble, Inc.

1.	Barnes & Noble Booksellers, Inc., a Delaware corporation that operates its retail bookstores directly and through seven wholly owned United States subsidiaries.

2.	B. Dalton Bookseller, Inc., a Minnesota corporation.

3.	Doubleday Book Shops, Inc., a Delaware corporation.

4.	B&N GameStop Holding Corp., a Delaware corporation.

5.	GameStop Corp., a Delaware corporation.

6.	GameStop, Inc., a Minnesota corporation.

7.	Babbage’s Etc. LLC, a Delaware limited liability company.

8.	Sunrise Publications, Inc., a Minnesota corporation.

9.	B&N.com Holding Corp., a Delaware corporation.

10.	Barnes & Noble Publishing, Inc., a Delaware corporation that operates its book publishing business directly and through two wholly owned United States subsidiaries.

11.	CCI Holdings, Inc., a Texas corporation.

12.	Calendar Club L.L.C., a Delaware limited liability company.

13.	Sterling Publishing Co., Inc., a New York corporation.

14.	Altamont Press, Inc., a North Carolina corporation.

15.	Marketing Services (Minnesota) Corp., a Minnesota corporation.

16.	Barnes & Noble Services, Inc., a New York corporation.

17.	Marboro Books Corp., a New York corporation.